October 15, 2025

Is Hartman Really Aligned with Shareholders?

Dear Fellow Shareholders,

Thank you for your continued support – for your votes, the phone calls, your meetings, your engagement, and for attending our recent shareholder webinar. Your time and attention matter. If you haven’t voted yet ahead of the October 20, 2025 Annual Meeting of Shareholders, this is a reminder to do so today at https://web.viewproxy.com/silverstarreit/2025. VOTE THE WHITE CARD. Every single vote counts in protecting your investment and the future of Silver Star.

Is Hartman Really Aligned with Shareholders?

As you have seen, as revealed in our filings, presentations, and court filings, we believe Hartman’s actions and personality traits tell a clear story. His behavior is manipulative, deceptive, and self-serving. He uses moralistic language to disguise personal motives, seeks control for recognition, and shows a complete lack of empathy – even exposing himself to an employee. His track record is one of rule-breaking, blame-shifting, and reckless disregard for governance.

When he says he’s “fighting to reclaim what was stolen,” remember this: nothing was stolen. Silver Star belongs to you – the shareholders. Hartman’s obsession with control and revenge has nothing to do with creating value and everything to do with concealing misconduct and avoiding accountability.

Court filings and independent investigations tell a disturbing story:
•Hartman misused company funds to enrich himself.
•He concealed transactions from Silver Star’s independent directors.
•He formed Hartman Advisors II to divert advisory fees, equity stakes, and profits that should have gone to Silver Star.
•He intimidated employees who questioned him.
•He withheld disclosures in SEC filings and stamped documents “confidential” to hide his actions.

In short, he built a maze of deceit and self-dealing, draining millions from Silver Star to prop up his own empire. These are not the actions of someone “aligned” with shareholders – they are the markers of someone desperate to regain control before the truth fully comes out in court.

Why the Audit is Delayed

Silver Star cannot complete its audit while auditors are forced to untangle the web of transactions created under Hartman’s control. More than $1.3 million has been spent on audit work to date, with new findings surfacing at every turn. We have presented unaudited financials but are waiting on auditors to complete the audit. They are getting closer.

This delay is not a result of your board – it’s the direct result of Hartman’s interference, his lawsuits, and the need for accuracy before finalizing financials. This week, Silver Star is in Harris County court again, seeking to strike down yet another filing intended to stall progress.

What’s at Stake

•Hartman made legitimate shareholder votes disappear — one of more than 250 SEC violations now before federal court.
•He diverted millions from Silver Star to fund his personal projects.
•He continues to manipulate the truth, portraying himself as a victim when he was the one in charge during the period of alleged misconduct.

The board’s responsibility is clear: fight for recovery, for accountability, and for every dollar that belongs to you.

The Path Forward

Under current leadership, Silver Star has reduced debt, stabilized operations, sold over $420 million in legacy assets, and successfully pivoted into self-storage — a business delivering steady cash flow and real value. Third-party analysts agree that this is the best route to sustainable performance and future liquidity.

Despite Hartman’s noise and lawsuits, Silver Star continues to make progress every week. The difference between his regime and your current board could not be clearer: integrity versus manipulation, transparency versus deceit, and recovery versus regression.

Stay Informed

Watch the October 6, 2025 shareholder webinar at silverstarreit.com. It lays out the facts – not fiction. Email investorrelations@silverstarreit.com or call 877-734-8876, to speak directly with Chairman Gerald Haddock.

Vote the WHITE Card

Vote the WHITE card today to protect your investment and the company’s future.
If you already voted the BLUE card, you can still change your vote — only your latest vote counts.

•Vote online: https://web.viewproxy.com/silverstarreit/2025
•Vote by phone with a live agent: 1-844-202-6616 (Mon–Fri, 9am–10pm ET)
•Vote by automated line 24/7: 1-866-804-9616 (have your 11-digit code ready)

Questions: Contact Alliance Advisors at 1-844-202-6616 or email SLVS@allianceadvisors.com.
Your vote matters. Your voice matters. Let’s finish what we started – accountability, recovery, and a future built on truth.

Vote the WHITE card. Protect YOUR Company.

Sincerely,

The Board of Directors
Silver Star Properties REIT

Media Contact:
📧  press@silverstarREIT.com
Investor Relations Contact:
📧  investorrelations@silverstarREIT.com
📞 877-734-8876
ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-6 promulgated thereunder, to the extent that any information contained in this Proxy Statement Supplement modifies, supersedes, or supplements the disclosures set forth in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on May 29, 2025, such information shall be deemed to so modify, supersede, or supplement—and shall be incorporated by reference into—that Proxy Statement as of the date hereof. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.
Participants in the Solicitation

Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of June 20, 2025, the Silver Star Executive Committee and current directors, and executive officers beneficially owned approximately 3,517,313 shares, or 1.89%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “draft”. “pro forma”, “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations its annual report on Form 10-K can be completed and publicly filed; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s view of the future of self-storage; the Company’s view of the future performance of any specific asset or all assets of the Company; the Company’s view of the potential future share price of the common stock; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in presentations and press and news releases speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.